Exhibit 21.1


                   Subsidiaries of Monarch Staffing, Inc.


                                 Jurisdiction        Names under which
Subsidiary Name                  of Incorporation    subsidiary operates
-------------------------------  ----------------    ------------------------------
Drug Consultants                                     Drug Consultants International,
International, Inc.              Nevada              Inc. and iTechexpress, Inc.

Drug Consultants, Inc.           California          Drug Consultants, Inc.
Success Development Group, Inc.  Nevada              Success Development Group, Inc.
